                          TRADEMARK PURCHASE AGREEMENT

         This Agreement (the "Agreement") is made this 14th day of September, 1998, by and between Klear Knit Sales Inc., a Connecticut corporation, with a business address of 64 Post Road West, Westport, CT, hereinafter, "Klear Knit," and Pivot Rules, Inc., a New York corporation, with a business address of 42 West 39th Street, New York, NY, hereinafter, "Pivot Rules."

         WHEREAS, Pivot Rules is the owner of the trademarks and trademark registrations and application set forth on Schedule A attached hereto, and incorporated herein by reference, hereinafter the "Trademarks"; and

         WHEREAS, Pivot Rules desires to sell to Klear Knit and Klear Knit desires to purchase from Pivot Rules the Trademarks upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the stipulations and agreements contained herein, the parties agree as follows:

         1. CONVEYANCE OF THE TRADEMARKS. Subject to the terms and conditions contained in this Agreement, Pivot Rules shall sell, transfer and assign to Klear Knit, and Klear Knit shall purchase and acquire from Pivot Rules, Pivot Rules' entire right, title and interest in and to the Trademarks. Simultaneous with the execution of this Agreement, Pivot Rules shall execute and deliver to Klear Knit the Assignment attached hereto, in addition to any other documents reasonably requested and necessary to transfer and convey the Trademarks to Klear Knit.

         2. PURCHASE PRICE. The purchase price for the Trademarks shall be as follows:

              (a) Upon execution of this Agreement, Klear Knit shall pay to Pivot Rules the sum of $400,000.00; and

              (b) During each of the first five years following execution of this Agreement (including the first year), Klear Knit shall pay to Pivot Rules two-percent (2%) of the amount of its Gross Revenues, as defined herein, that exceeds $2,500,000.00 during any year, provided, however, that total payments during the five year period, in the aggregate, will be capped at $290,000.00, and Klear Knit's payment obligation to Pivot Rules shall automatically terminate upon payment to Pivot Rules of said amount or upon expiration of said five year period, whichever shall first occur. If Klear Knit's Gross Revenues exceed $2,500,000.00 in the first year, the first year's payment to Pivot Rules pursuant to this paragraph 2(b) shall be made within thirty (30) days following the first anniversary of this Agreement. Payments related to years 2-5, if any, shall be made pursuant to paragraph 2(b)(ii) herein.

                   (i) GROSS REVENUES. Gross Revenues shall mean the gross invoice amount billed customers by Klear Knit or any affiliate of Klear Knit, or any licensing fees or other revenues received by Klear Knit or any affiliate of Klear Knit, on products sold which incorporate or otherwise make use of the Trademarks, after deduction of customary discounts, allowances and returns.

                   (ii) QUARTERLY STATEMENTS. During years 2-5 following execution of the Agreement, or until termination of Klear Knit's payment obligation hereunder, Klear Knit agrees to provide Pivot Rules with quarterly statements of its Gross Revenues, as defined herein, and to make quarterly payments to Pivot Rules of any sums due hereunder. Any quarterly payments due hereunder shall be made within thirty (30) days from the close of the calendar quarter during which any such payments have accrued.

                   (iii) AUDIT. During years 2-5 following execution of the Agreement, or until termination of Klear Knit's payment obligation hereunder, and for a period of six (6) months thereafter, Pivot Rules shall have the right, at its sole expense and not more than once per calendar year, to inspect Klear Knit's books and records relating to Gross Revenues, as defined herein, covering the immediately preceding 24 month period. In the event any such inspection should reveal a discrepancy of greater than $5,000.00 in any amounts owed to Pivot Rules, and such deficiency is substantiated, Klear Knit agrees to pay the reasonable cost of the inspection, which shall not exceed $5,000.00, unless such discrepancy is the result of fraud, gross negligence or bad faith, in which case Klear Knit agrees to pay the reasonable cost of the inspection. Any such inspection conducted hereunder by Pivot Rules shall be upon at least ten (10) business days written notice to Klear Knit and shall take place during reasonable business hours. Pivot Rules agrees that all information learned during any inspection shall be confidential and agrees not to make any use, directly or indirectly, of such information or disclose such information to any third party, except to the extent that such disclosure is required by law or to the extent such disclosure is required to prosecute any action against Klear Knit regarding payments claimed to be owed pursuant to this Agreement, in which case this limitation shall not apply.

              (c) MAXIMUM PURCHASE PRICE. The parties agree that the maximum total purchase price for the Trademarks shall not exceed $690,000.00.

         3. REPRESENTATIONS AND WARRANTIES OF PIVOT RULES. Pivot Rules hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the execution of this Agreement and the transactions contemplated hereby.

              (a) POWER AND AUTHORITY. Pivot Rules is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Pivot Rules has been duly authorized and approved by all necessary valid and continuing action.

              (b) BINDING EFFECT. This Agreement has been duly executed and delivered by Pivot Rules and is a legal, valid and binding obligation of Pivot Rules.

              (c) CONSENTS AND APPROVALS; NO VIOLATION. Pivot Rules has obtained all requisite governmental and third-party consents and approvals for consummation of the transactions contemplated by this Agreement and neither the execution, delivery or performance of this Agreement by Pivot Rules nor the consummation of any of the transactions contemplated hereunder will (i) conflict with Pivot Rules' Certificate of Incorporation or By-Laws (or other similar charter documents), (ii) violate any contract to which Pivot Rules is a party, (iii) violate any applicable law or regulation, or (iv) violate or conflict with any provision of any judgment, injunction, decree, determination or award of any court or government agency binding on Pivot Rules and/or affecting the Trademarks.

              (d) TRADEMARKS. With respect to the Trademarks, Pivot Rules specifically represents as follows:

                   (i) Schedule A contains a correct and summary description of each of the Trademarks;

                   (ii) There are no license or other agreements with respect to the Trademarks other than the two Settlement Agreements which give rise to the restrictions referred to in paragraph 5 herein and set forth in Schedule B attached hereto and agreements relating to the fulfillment of existing purchase orders for Pivot Rules' products or liquidation of existing Pivot Rules' inventory;

                   (iii) Pivot Rules has, and Klear Knit shall have upon
              execution of the Assignment contemplated hereunder, the right to use the Trademarks in connection with at least the goods or services identified in the respective registrations or application, with the exception only of the limitations referred to in paragraph 5 herein and set forth in Schedule B attached hereto;

                   (iv) Pivot Rules has good and marketable title to the
              Trademarks, free and clear of all options, defenses, liens, charges, security interests, covenants, conditions, agreements, restrictions and other encumbrances, with the exception only of the limitations referred to in paragraph 5 herein and set forth in Schedule B attached hereto;

                   (v) There are no restrictions on the transfer of the
              Trademarks and Pivot Rules is not aware of any restrictions on the use of the Trademarks, with the exception only of the limitations referred to in paragraph 5 herein and set forth in Schedule B attached hereto;

                   (vi) No challenges, proceedings or infringement or other
              suits have been filed and served on Pivot Rules and Pivot Rules is unaware of any existing or threatened actions with respect to the Trademarks;

                   (vii) No person or party has a right to receive a royalty or any other type of fee or payment with respect to the Trademarks or any use thereof, except as relates to the fulfillment by Pivot Rules of existing purchase orders or the liquidation of Pivot Rules' remaining inventory in accordance with the Agreement;

                   (viii) Pivot Rule's is not aware of any claims of
              infringement or other violations relating to the Trademarks, and, to the best of its knowledge, no other person or party is infringing upon any trademark or intellectual property right of Pivot Rules with respect to the Trademarks;

                   (ix) Pivot Rules is not aware of any violations of any
              applicable laws and regulations concerning its use and registration of the Trademarks in the United States and, to the best of its knowledge, has taken no action nor omitted to take any action such as would invalidate or render unenforceable any of the Trademarks; and

                   (x) Pivot Rules is not aware of any fact that would
              invalidate or render unenforceable any of the Trademarks.

              (e) LITIGATION. There is no judgment, suit, claim, action or proceeding filed and served upon Pivot Rules or, to the best of its knowledge, otherwise existing or threatened to which Pivot Rules is a party or which may result in any adverse effect on any of the Trademarks.

              (f) BROKER'S FEES. Pivot Rules acknowledges that a finder's fee in connection with this Agreement may be owed to Bill Roberti. Pivot Rules acknowledges that it is responsible for payment of such fee and agrees to indemnify and hold Klear Knit harmless from any claims made by Mr. Roberti or any other broker of a fee or commission due in connection with this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF KLEAR KNIT. Klear Knit hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the execution of this Agreement and consummation of any of the transactions contemplated hereby.

              (a) POWER AND AUTHORITY. Klear Knit is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with the necessary corporate power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Klear Knit has been duly authorized and approved by all necessary valid and continuing corporate action.

              (b) BINDING EFFECT. This Agreement has been duly executed and delivered by Klear Knit and is a legal, valid and binding obligation of Klear Knit.

              (c) CONSENTS AND APPROVALS; NO VIOLATION. Klear Knit has obtained all requisite governmental and third party consents and approvals for consummation of the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement by Klear Knit nor the consummation of any of the transactions contemplated hereunder will (i) conflict with Klear Knit's Certificate of Incorporation or By-Laws (or other similar charter documents), (ii) violate any contract to which Klear Knit is a party, (iii) violate any applicable law or regulation, or (iv) violate or conflict with any provision of any judgment, injunction, decree, determination or award of any court or government agency binding on Klear Knit and/or affecting the Trademarks.

              (d) EXPLOITATION OF THE TRADEMARKS. Klear Knit agrees that it will use reasonable efforts to exploit the Trademarks.

              (e) SUFFICIENT FUNDS. Klear Knit has and will have access to sufficient funds to fulfill all of its payment obligations hereunder and neither the execution and delivery of this Agreement nor the performance of its payment obligations hereunder shall render it insolvent.

         5. LIMITATIONS ON USE OF THE TRADEMARKS. Klear Knit acknowledges that Pivot Rules has disclosed to it certain limitations of use with respect to the PIVOT RULES and THE RULES HAVE CHANGED trademarks only. These restrictions are set forth in Schedule B attached hereto and made a part hereof by reference thereto. The parties agree that the sale of the Trademarks hereunder and the representations of Pivot Rules with respect thereto is subject to these restrictions.

         6. INDEMNIFICATION.

              (a) INDEMNIFICATION BY PIVOT RULES. Pivot Rules will indemnify, defend and hold harmless Klear Knit, its affiliated and related companies and their directors, officers, employees or agents, from and against all claims, liabilities, losses, costs, deficiencies or expenses, including reasonable attorneys' fees, interest, costs and penalties in connection therewith, arising from: (i) the breach of any agreement, covenant, representation, warranty or other obligation of Pivot Rules made or incurred under or pursuant to this Agreement or any document delivered or executed by any party pursuant hereto, or any facts or circumstances constituting such a breach, and/or (ii) the conduct of Pivot Rules' business in the use of the Trademarks at any time prior to the date of this Agreement, provided, however, that this indemnification shall not apply to any such claims that are the result of or arise from a breach by Klear Knit of any representation or warranty contained in this Agreement. Any claim for indemnification hereunder shall not exceed, in the aggregate, the greater of $400,000.00 or the total payments made by Klear Knit to Pivot Rules under this Agreement. With the exception of claims relating to fraud, the breach of any representation or warranty contained in this Agreement and/or grossly negligent conduct, the right of indemnification provided for herein shall terminate three (3) years following execution of this Agreement.

              (b) INDEMNIFICATION BY KLEAR KNIT. Klear Knit will indemnify, defend and hold harmless Pivot Rules, its affiliated and related companies and their directors, officers, employees or agents from and against all claims, liabilities, losses, costs, deficiencies or expenses, including reasonable attorneys' fees, interest, costs and penalties in connection therewith, arising from: (i) the breach of any agreement, covenant, representation, warranty or other obligation of Klear Knit made or incurred under or pursuant to this Agreement or any document delivered or executed by any party pursuant hereto, or any facts or circumstances constituting such a breach, and/or (ii) the conduct of Klear Knit's business in the use of the Trademarks from and after the date of this Agreement, including without limitation, any claims relating to the use restrictions set forth in Schedule B attached hereto, provided, however, that this indemnification shall not apply to any such claims that are the result of or arise from a breach by Pivot Rules of any representation or warranty contained in this Agreement. Any claim for indemnification hereunder shall not exceed, in the aggregate, the greater of $400,000.00 or the total payments made by Klear Knit to Pivot Rules under this Agreement. With the exception of claims relating to fraud, the breach of any representation or warranty contained in this Agreement and/or grossly negligent conduct, the right of indemnification provided for herein shall terminate three (3) years following execution of this Agreement.

         7. FURTHER DOCUMENTS AND INSTRUMENTS. Pivot Rules agrees, upon request and without any out-of-pocket expense to Pivot Rules, to execute any further documents and instruments that may, from time to time, be required to carry out the transactions contemplated by this Agreement, including the transfer the Trademarks to Klear Knit, and/or the recordal of the Assignment with the United States Patent and Trademark Office. Within thirty (30) days following execution of this Agreement, Pivot Rules will arrange for transfer of all file materials relating to the Trademarks, including without limitation, original certificates of registration, applications and all file wrapper materials, to Klear Knit or its attorney. In addition, Pivot Rules agrees to take all action necessary to maintain the WE PLAY GOLF. WHEN IT RAINS WE MAKE CLOTHES trademark application until such time as all file materials relating thereto have been transferred.

         8. SAMPLES. Upon execution of this Agreement, Pivot Rules agrees to provide Klear Knit, at no additional cost, substantially all of its entire inventory of samples from all available lines, in addition to drawings, specifications, color charts, presentation documents, labels, hang tags and all other related materials.

         9. CESSATION OF USE OF TRADEMARKS AND TRADE NAME BY PIVOT RULES. Upon execution of this Agreement, Pivot Rules will cease all use of the Trademarks, including in connection with its Internet activities, provided, however, that Pivot Rules shall be permitted to use the Trademarks for the limited purpose of liquidating its existing inventory - as of the date of this Agreement - which right shall expire on December 31, 1998. In addition, Pivot Rules agrees to cease all use of the Pivot Rules trade name as soon as the necessary corporate actions relating thereto can reasonably be carried out, and in this regard, Pivot Rules shall use its best efforts. It shall not be a violation of this Agreement for Pivot Rules, after the change of its Pivot Rules trade name, as required hereunder, to inform its customers and the public that it was formerly known as Pivot Rules, Inc., provided that after the Pivot Rules trade name is changed, as provided for herein, the name is not used in connection with any advertising, with the exception of previously placed ads (which shall not be renewed), stationary, letterhead and the like.

         10. AGREEMENT BINDING ON PREDECESSORS, SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their predecessors, successors and assigns.

         11. WAIVER. No waiver by either party of any default hereunder shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

         12. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

         13. JURISDICTION AND DISPUTES. The Agreement shall be governed by the laws of the State of New York in any action brought by Klear Knit against Pivot Rules and the State of Connecticut in any action brought by Pivot Rules against Klear Knit and all disputes hereunder shall be resolved in the applicable state or federal court of such respective jurisdictions. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

         14. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument.

         15. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

         16. INTEGRATION. This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their agreement. The Agreement shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict therewith.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


KLEAR KNIT SALES INC.                       PIVOT RULES, INC.

BY  /s/ William. W. Sweedler                BY  /s/ Jonathan Morris
    ------------------------                    -------------------
    William W. Sweedler                         Print Name: Jonathan Morris
    Its President                               Title: Executive Vice President

Date:  9/14/98                                  Date:  9/14/98

                                   SCHEDULE A

U.S. Reg. No.         Reg. Date                     Mark
-------------         ---------                     ----
1,934,069             November 7, 1995              PIVOT RULES

1,718,326             September 22, 1992            THE RULES HAVE CHANGED

1,971,664             April 30, 1996                I.M. GOLFER

2,051,362             April 8, 1997                 CLOTHES TO PLAY A ROUND IN

1,734,089             November 17, 1992             MALE GOLFER Logo

2,002,691             September 24, 1996            FEMALE GOLFER Logo

1,832,801             April 26, 1994                THREE-GOLFER AND FLAG Logo

1,773,046             May 25, 1993                  THREE-GOLFER Logo

U.S. Ser. No.         Filing Date                   Mark
-------------         -----------                   ----

75-398713             December 2, 1997              WE PLAY GOLF.  WHEN IT
                                                    RAINS WE MAKE CLOTHES

                                   SCHEDULE B

                     LIMITATIONS ON USE OF PIVOT RULES AND
                       THE RULES HAVE CHANGED TRADEMARKS

THE RULES HAVE CHANGED

The trademark THE RULES HAVE CHANGED (Reg. No. 1,718,326, Reg.: 9/22/92) shall not be used on or in conjunction with the manufacture or sale of motor vehicles. No applications to register such mark shall be filed with the Patent and Trademark Office as a trademark for use in connection with motor vehicles nor shall any licenses to use such mark be granted to any third party without inclusion of the foregoing limitation and appropriate assurances from the licensee that such limitation will not be violated.

PIVOT RULES

The word PIVOT shall always be immediately followed by the word RULES. All visual uses of the names PIVOT RULES and PIVOT RULES, INC. shall conform to the following:

    a. for depictions of the trade name PIVOT RULES in a continuous horizontal, circular or diagonal format, the spacing between the word PIVOT and the word RULES may be no more than the width of one (1) character. For depictions of the trade name PIVOT RULES in a continuous vertical format, the spacing between the word PIVOT and the word RULES may be no more than the height of one (1) character;

    b. for depictions of the trade name PIVOT RULES in a stacked vertical format, the vertical spacing between the word PIVOT and the word RULES can be no more than two-thirds (2/3) of the height of the word PIVOT as used in the name. For depictions of the trade name PIVOT RULES in a side-by-side vertical format, the spacing between the word PIVOT and the word RULES can be no more than the width of one (1) character;

    c. for depictions of the trade name PIVOT RULES in a stacked vertical format, the word RULES will lie entirely between a boundary defined by the left edge of the letter "P" in the word PIVOT and the right edge of the letter "T" in the word PIVOT;

    d.   the word PIVOT shall appear in the same font as the word RULES;

    e. the word RULES shall be no less than ninety percent (90%) the height or width of the word PIVOT;

    f. in the word PIVOT, the height of the stem of the letter "P" (defined as the distance from the base of the letter "P" to the lower edge of the loop of the letter "P") must be equal to at least thirty-four percent (34%) of the total height of the letter "P";

    g. the interior space of the letter "O" must be free from any design element.

                                   ASSIGNMENT

         FOR ONE DOLLAR ($1.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pivot Rules, Inc., a New York Corporation with an office and place of business at 42 West 39th Street, New York, NY 10018 (hereinafter "Assignor"), hereby assigns to Klear Knit Sales Inc., a Connecticut corporation, having a business address of 64 Post Road West, Westport, CT 06880 (hereinafter "Assignee"), Assignor's entire right, title and interest in and to the following trademarks and to the following trademark registrations and application:

U.S. Reg. No.         Reg. Date                  Mark
-------------         ---------                  ----

1,934,069             November 7, 1995           PIVOT RULES

1,718,326             September 22, 1992         THE RULES HAVE CHANGED

1,971,664             April 30, 1996             I.M. GOLFER

2,051,362             April 8, 1997              CLOTHES TO PLAY A ROUND IN

1,734,089             November 17, 1992          MALE GOLFER Logo

2,002,691             September 24, 1996         FEMALE GOLFER Logo

1,832,801             April 26, 1994             THREE-GOLFER AND FLAG Logo

1,773,046             May 25, 1993               THREE-GOLFER Logo

U.S. Ser. No.         Filing Date                Mark
-------------         -----------                ----

75-398713             December 2, 1997           WE PLAY GOLF.  WHEN IT
                                                 RAINS WE MAKE CLOTHES

together with the good will of the business symbolized by said marks to be held and enjoyed by said Assignee for its own use and benefit and for the use and benefit of its successors and assigns as fully and as entirely as the same would have been held and enjoyed by Assignor had the assignment not been made.

         ASSIGNOR COVENANTS and AGREES that it will, at any time upon request, without any compensation, execute and deliver any and all papers or instruments that in the reasonable opinion of the Assignee may be necessary to secure to said Assignee the full enjoyment of the rights, title and interest hereby conveyed or intended to be conveyed

         Signed, Sealed and Delivered at New York, New York, this 14th day of September, 1998.

                                            PIVOT RULES, INC.

                                            By  /s/ Jonathan Morris
                                               ----------------------------
                                            Print Name: Jonathan Morris
                                            Title: Executive Vice President

State of New York       )
                        )    ss:
County of New York      )

         On the 14th day of September, 1998, before me personally came Jonathan Morris, to me known and known to me to be the Exec. Vice Pres. of the Assignor above named, and duly acknowledged to me that he executed the foregoing Assignment on behalf of said Assignor and pursuant to authority duly received.

                                            /s/ Denis J. Byrne
                                            ------------------
                                                 Notary Public
                                            Denis J. Byrne
                                            Notary Public, State of New York
                                            No. 60-4734403
                                            Qualified in Westchester County
                                            Commission Expires July 31, 1999

(AFFIX SEAL)

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